EXECUTION VERSION

THE
BANK OF
NEW
YORK

ESCROW AGREEMENT

between

GENTIUM S.P.A.,

and

THE BANK OF NEW YORK

Dated as of October 14, 2005

ACCOUNT NUMBER: 131479

SHORT TITLE OF ACCOUNT: GENTIUM ESCROW ACCOUNT

ESCROW AGREEMENT made this 14th day of October, 2005, by and between THE BANK OF NEW YORK ("Escrow Agent") and the undersigned (collectively the "Depositors" and each individually a "Depositor").

Preliminary Statement

WHEREAS, the Gentium S.p.A., a joint stock company organized under the laws of the Republic of Italy ("Gentium"), intends to issue warrants (collectively, the “Warrants”) pursuant to a securities subscription agreement (the “Subscription Agreement”) to be entered into among Gentium, and each of other investors whose names appear on the signature page of the Subscription Agreement (collectively, the "Investors") and under such Subscription Agreement to sell to the Investors certain warrants (the "Warrants") convertible into American Depository Shares (the "Warrant Shares") representing Gentium's ordinary shares of common stock;

WHEREAS, in connection with the payment by the Investors for the Warrants, the Investors intend to cause funds to be deposited with the Escrow Agent and Gentium intends to deposit the Warrants with the Escrow Agent;

WHEREAS, the Warrants shall not be effective until Gentium's shareholders vote to approve Gentium’s issuance of the Warrants and/or the Warrant Shares, as applicable, free of the statutory preemptive rights that would otherwise attach to the issuance of those securities under Italian law or the Company's organizational documents ("Shareholder Approval"); and

WHEREAS, it is a condition precedent to the Subscription Agreement that Gentium, the Investors and the Escrow Agent enter into this Agreement.

NOW, THEREFORE, Depositors and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I. INSTRUCTIONS:

1.	Escrow Property

The property and/or funds deposited or to be deposited with Escrow Agent by Depositors shall be as follows:

Prior to any deposit, Gentium will notify Escrow Agent in writing 24 hours prior to such deposit, including by facsimile, that the Escrow Property and Escrow Funds are ready to be deposited.

Gentium will deliver to the Escrow Agent Warrants for an aggregate of 620,450 Warrant Shares, each executed by Gentium and inscribed with name of one of the Investors and indicating the amount of Warrant Shares for which such Investor subscribed pursuant to the Subscription Agreement, which shall only become effective upon Shareholder Approval (the “Escrow Warrants”), for prompt deposit into the escrow account at The Bank of New York. (Account No. 131479) (the “Escrow Account”) as “Escrow Property”. The Escrow Property shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth.

Investors will deliver to the Escrow Agent $2,187,086.25 in immediately available funds (as increased or decreased from time to time in accordance with the provisions hereof, the “Escrow Funds”) for prompt deposit into the Escrow Account as the “Escrow Property”. The Escrow Property shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions hereinafter set forth.

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the "Distributions") received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as "Escrow Property."

2.	Investment of Escrow Funds Depositors are to select one of the following options:

(a)	Escrow Agent shall have no obligation to pay interest on or to invest or reinvest any Escrow Property deposited or received hereunder

X	(b)	Upon written directions from Gentium the Escrow Agent shall invest or reinvest Escrow Funds without distinction between principal and income, in the following:

One or more short-term market instruments including but not limited to marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, bank instruments or corporate debt securities rated AA or higher by S&P that are issued by U.S. or foreign companies , invested in any one or more of the aforementioned types of instruments.

Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3.	Distribution of Escrow Property and Escrow Funds

Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

Prior to any distribution of Escrow Funds, to the extent that complete wiring instructions are not included for any Depositor who would receive such distribution on Schedule 1 hereto, Gentium will provide Escrow Agent with instructions specifying the account(s) into which the Escrow Funds shall be distributed, and wiring instructions for each such account, including the name of the bank, the ABA number (or SWIFT number for non-U.S. accounts), the account number and the account name; prior to any distribution of Escrow Property, to the extent that a complete address is not specified for any Depositor who would receive such distribution on Schedule 1 hereto, Gentium will provide Escrow Agent with addresses to which the Escrow Property should be delivered.

If the Shareholder Approval occurs, then, upon receipt by the Escrow Agent of a copy of the resolutions effecting the Shareholder Approval certified by an officer of Gentium and an opinion of Orrick, Herrington & Sutcliffe LLP, or such other counsel as is mutually agreeable to the Investors and Gentium, that such resolutions were duly adopted,(x) the Escrow Agent take such action as may be necessary to deliver to each Investor that Warrant addressed to such Investor, and (y) the Escrow Agent shall take such action as may be necessary to deliver the Escrow Funds released to Gentium.

If Gentium submits a copy of the resolutions of a meeting in which the Gentium shareholders failed to effect a Shareholder Approval when the matter was put to a vote of Gentium's shareholders, certified by an officer of Gentium, then the Escrow Agent shall deliver the Escrowed Funds to the Investors according to their respective percentages as set forth on Schedule 1 hereto and the Escrow Agent shall deliver the Escrow Warrants to Gentium.

4.	Addresses

Notices, instructions and other communications shall be sent to Escrow Agent, Corporate Trust Administration, 101 Barclay Street-Floor 21W, New York, New York 10286, Attn.: Corporate Trust Administration / Stanislav Pertsev and to Depositors as follows:

To the Investors:

As set forth on Schedule 1 hereto.

To Gentium:

Gentium S.p.A.
ATTN: Dr. Laura Ferro,
Chief Executive Officer
Piazze XX Septembre, 2
22079 Villa Guardia
Como, Italy

With a copy to (which shall not constitute notice):

Cary Grossman
9821 Katy Freeway, Suite 500
Houston, TX 77024

5.	Distribution of Escrow Property Upon Termination

Upon termination of this Escrow Agreement, Escrow Property then held hereunder shall be distributed as follows:

If the Shareholder Approval does not occur and Gentium does not deliver to Escrow Agent a copy of the resolutions effecting the Shareholder Approval certified by an officer of Gentium and an opinion of Orrick, Herrington & Sutcliffe LLP, or such other counsel as is mutually agreeable to the Investors and Gentium, that such resolutions were duly adopted by April 31, 2006, The Escrow Agent shall deliver the Escrowed Funds to the Investors according to their respective percentages as set forth on Schedule 1 hereto and the Escrow Agent shall take such action as may be necessary to deliver the Escrow Warrants to Gentium.

6.	Compensation

(a)	As agreed between the Escrow Agent and Gentium in the signed fee schedule dated as of September 28, 2005.

(b)	Gentium shall pay all activity charges as per Escrow Agent’s current fee schedule.

(c)	Gentium shall be responsible for and shall reimburse Escrow Agent upon demand for all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement.

7.	Consent for Amendment or Waiver by Depositors

Any requirement under this Agreement for Depositors' consent to waiver or for amendment to any part of this Agreement may be satisfied by getting the written consent of Gentium and Investors who have made at least Fifty-one Percent (51%) of the Investors' aggregate deposits hereunder, as reflected on Schedule 1 hereto.

II. TERMS AND CONDITIONS:

1.
The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.
This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.
If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.
(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from any Depositor or any entity acting on behalf of any Depositor, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit.

(b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose.

(c) As security for the due and punctual performance of any and all of Depositors' obligations to Escrow Agent hereunder, now or hereafter arising, Depositors, individually and collectively, hereby pledge, assign and grant to Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and all Distributions thereon or additions thereto (whether such additions are the result of deposits by Depositors or the investment of Escrow Property). The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against Depositors and all third parties in accordance with the terms of this Escrow Agreement.

(d) Escrow Agent may consult with legal counsel at the expense of the Depositors as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.
Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent's usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6.
Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositors unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.
Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.
Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the "Addresses" provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Depositors). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent's Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by Depositors. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.
Gentium shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10.
(a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days' prior notice in writing signed by all Depositors. Escrow Agent may resign at any time by giving to calendar days' prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrow Property to any of the Depositors at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Depositors.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent's fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11.
(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

12.
This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Depositors hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.
Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14.
The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15.
Each Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Depositor do not and will not violate any applicable law or regulation.

16.
The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18.
This Agreement shall terminate upon the distribution of all Escrow Property from the Account. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19.
No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions "The Bank of New York" by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party's behalf, without the prior written consent of Escrow Agent.

20.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21.
This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22.
The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Gentium shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

THE BANK OF NEW YORK, as Escrow Agent

By:	/s/
Name:
Title:

Depositor:

Gentium S.p.A.

By:	/s/ Cary Grossman
Name: Cary Grossman
Title: Executive Vice President and Chief Financial Officer

Depositor:

Investor:

(Print Name)

By:
Name:
Title:

SCHEDULE 1

NAME, CONTACT INFORMATION & WIRING INSTRUCTIONS	AMOUNT DEPOSITED	PERCENTAGE OF ESCROW FUNDS
BIM - FONDO AZIONARIO GLOBALE JP MORGAN CHASE, NEW YORK CHAUS33 A/C JP MORGAN CHASE LONDON PS75350 DTC 902 ID 62815 AGENT 00902 a/c Sanpaoloimi ref. Bim SGR. - Fondo Azionario Globale	$8,460	3.8%
BIM - FONDO AZIONARIO ITALIA JP MORGAN CHASE, NEW YORK CHAUS33 A/C JP MORGAN CHASE LONDON PS75350 DTC 902 ID 62815 AGENT 00902 a/c Sanpaoloimi ref. Bim SGR. - Fondo Azionario Italia	$141,000	6.44%
BIM - FONDO AZIONARIO SMALL CAP ITALIA JP MORGAN CHASE, NEW YORK CHAUS33 A/C JP MORGAN CHASE LONDON PS75350 DTC 902 ID 62815 AGENT 00902 a/c Sanpaoloimi ref. Bim SGR. - Fondo Azionario Small Cap Italia	$36,003	1.64%
BIM - FONDO BILANCIATO JP MORGAN CHASE, NEW YORK CHAUS33 A/C JP MORGAN CHASE LONDON PS75350 DTC 902 ID 62815 AGENT 00902 a/c Sanpaoloimi ref. Bim SGR. - Fondo Bilanciato	$8,460	0.38%
BIM - FONDO FLESSIBILE JP MORGAN CHASE, NEW YORK CHAUS33 A/C JP MORGAN CHASE LONDON PS75350 DTC 902 ID 62815 AGENT 00902 a/c Sanpaoloimi ref. Bim SGR. - Fondo Flessibile	$14,100	0.64%
BANCA INTERMOBILIARE DI INVESTIMENTI E GESTIONI S.p.A. CITIBANK N.A., NEW YORK 097696 DTC 908 INST ID 29424 AGENT BK ID 27603 SAN PAOLO BK LUXEMBOURG SPLBLULL	$21,150	0.96%

NAME, CONTACT INFORMATION & WIRING INSTRUCTIONS	AMOUNT DEPOSITED	PERCENTAGE OF ESCROW FUNDS
BIOMEDICAL VALUE FUND, LP [WIRE INSTRUCTIONS TO BE PROVIDED SEPARATELY]	$750,000	34.29%
BIOMEDICAL OFFSHORE VALUE LTD [WIRE INSTRUCTIONS TO BE PROVIDED SEPARATELY]	$750,000	34.29%
RA CAPITAL MANAGEMENT, LLC [WIRE INSTRUCTIONS TO BE PROVIDED SEPARATELY]	$225,081.30	10.29%
CHAUMIERE CONSULTADORIA E SERVICIOS LDA [WIRE INSTRUCTIONS TO BE PROVIDED SEPARATELY]	$214,850.33	9.82%
GENERATION CAPITAL ASSOCIATES [WIRE INSTRUCTIONS TO BE PROVIDED SEPARATELY]	$16,369.55	0.74%
RODMAN & RENSHAW LLC [WIRE INSTRUCTIONS TO BE PROVIDED SEPARATELY]	$1,611.38	0.0736%

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